News Release

Contact: Veronica Kido Keane Public Relations 617.517.1390 Larry Vale Keane Investor Relations 617.517.1290

KEANE REACHES RESOLUTION WITH COMPANY’S VICE PRESIDENT OF
MARKETING GEORGINA FISK

BOSTON, June 13, 2006 — On Tuesday, June 13, 2006, Keane, Inc. (NYSE: KEA), a leading business process and information technology (IT) services firm, announced that it has reached settlements with Georgina Fisk, the Company’s Vice President of Marketing, and with a former employee, relating to their previously-reported allegations concerning Brian Keane. Details of the resolution with Ms. Fisk are set forth in a Form 8-K, filed today with the SEC. In the negotiated settlement, Keane, Inc. will pay Ms. Fisk $1.14 million.

After careful consideration, Ms. Fisk has decided to tender her resignation effective June 30, 2006. The Company accepted her resignation, while acknowledging her significant contributions to both marketing and the Company’s strategy.

The Board, the Office of the President, and the Company have a deep commitment to the highest standards of integrity, behavior and ethics.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm. Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit. As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architectural Services, Application Outsourcing, Program Management, and Testing, as well as Business Transformation Services including Business Process Outsourcing. Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics. Based in Boston, Mass., Keane delivers its services throughout the United States, Australia, Canada, India, and the United Kingdom. For more information, visit www.keane.com.

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